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                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF COLORADO

In re:                       )
                             )
CRAY COMPUTER CORPORATION,   )          Case No. 95-12697 CEM
a Delaware corporation,      )
                             )                 Chapter 11
EIN 84-1120275               )
                             )
                   Debtor.   )
   ________________________________________________________________________

   ORDER CONFIRMING PLAN AND AUTHORIZING THE CONVEYANCE OF CERTAIN PROPERTY
           PURSUANT THERETO FREE AND CLEAR OF LIENS AND ENCUMBRANCES
   ________________________________________________________________________

     THIS MATTER came before the Court for hearing on confirmation of the Debtor's Third Amended Liquidating Plan of Reorganization dated March 11, 1996 (the "Plan"), pursuant to the Order Approving Disclosure Statement and Setting Confirmation Hearing entered by this Court on March 25, 1996. The Court, having considered the Plan, objections to confirmation thereof, and the matters presented at the hearing thereon, finds and orders as follows:

                                    FINDINGS
                                    --------

     1. The Debtor gave timely and sufficient notice and disclosure of the Plan and the hearing on confirmation thereof to all creditors, equity security holders, and other parties in interest, in compliance with the Court's Order Approving Disclosure Statement and Setting Confirmation Hearing, the Court's Order Approving Motion for Approval of Procedures for Transmission of Plan and Disclosure Statement entered on March 25, 1996, and the requirements of Chapter 11 of Title 11, U.S.C.

     2. The Court held a hearing on confirmation of the Plan on May 15, 1996, at which all interested parties were afforded an opportunity to present evidence and argument to the Court.

     3. Objections to confirmation of the Plan were filed by William Kuntz III and Congress Financial Corporation. All objections either were withdrawn or resolved at or prior to the hearing or should be overruled.

     4. The Debtor's Plan satisfies all requirements for confirmation set forth in 11 U.S.C. (S) 1129.

     5. Specifically, but without limitation, the requirements for confirmation under 11 U.S.C. (S) 1129(b)(1) and 2(A) are met with respect to the Class 3 claim under the Plan, and the requirements for confirmation under 11 U.S.C. (S) 1129(b)(1) and



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(2)(C) are met with respect to the Class 9 interests under the Plan.

     6.  With respect to the sale of property to M/A-COM, Inc. described in
Section 5.3 of the Plan (the "M/A-COM Sale"),

          a. No competing offer for the purchase of the property which is the subject of the M/A-COM Sale was received by the Debtor at or prior to the hearing on confirmation;

          b. The purchase price of 7.3 million dollars cash to be paid by M/A-COM pursuant to the M/A-COM Sale is reasonable, and sale at that price is in the best interests of the estate and should be approved;

          c. The sale of property to M/A-COM pursuant to the M/A-COM Sale should be approved as a sale free and clear of liens and interests pursuant to 11 U.S.C. (S) 363(f), with any such liens and interests to be satisfied pursuant to the terms of the Plan; and

          d. Upon closing of the M/A-COM Sale, M/A-COM shall have acquired the property to be conveyed thereby in good faith and as the result of arms-length transactions.

     7. With respect to the settlement of the claim of Seymour Cray (the "Settlement") and the conveyance of property as part of that Settlement (the "Settlement Conveyance"), as set forth in Section 5.13 and Exhibit A of the Plan,

          a. The Settlement is reasonable and is in the best interests of the estate and should therefore be approved;

          b. The Settlement Conveyance should be approved as a sale free and clear of liens and interests pursuant to 11 U.S.C. (S) 363(f) with any such liens and interests to be satisfied pursuant to the terms of the Plan; and

          c. Upon closing of the Settlement Conveyance, Seymour Cray shall have acquired the property to be conveyed thereby in good faith and as the result of arms-length transactions.

                                     ORDER
                                     -----

     THEREFORE, based upon the foregoing findings, it is hereby ordered, adjudged and decreed, pursuant to 11 U.S.C. (S)(S) 1129 and 363, that:

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     1.  The Plan is confirmed.  A copy of the confirmed Plan is attached hereto as Exhibit 1.

     2. The M/A-COM Sale is approved, and the sale and conveyance of the property which is the subject thereof (which is described in Exhibit 2 attached hereto) is approved and authorized pursuant to the terms set forth in the Plan, and such sale and conveyance of property shall be free and clear of all liens, security interests, and encumbrances, which shall be satisfied pursuant to the terms of the Plan. Specifically, but without limitation, such conveyance shall be free and clear of (a) the deed of trust from Cray Computer Corporation to the Public Trustee of El Paso County, Colorado for the use of Congress Financial Corporation dated June 10, 1994 and recorded June 13, 1994 in Book 6467 at Page 80 of the real property records of El Paso County, (b) the financing statement from Cray Computer Corporation to Congress Financial Corporation recorded June 14, 1994 in Book 6468 at Page 1 of the real property records of El Paso County,
(c) the mechanic's lien of Service Master All Cleaning Services, Inc., recorded April 17, 1995, in Book 6634 at Page 399 and rerecorded April 24, 1995 in Book 6637 at Page 979 of the real property records of El Paso County, and (d) the mechanic's lien of Rampart Plumbing and Heating Supply, Inc., recorded July 7, 1995 in Book 6681 at Page 42 of the real property records of El Paso County.

     3. M/A-COM is a good faith purchaser of the property which is the subject of the M/A-COM sale and is entitled to the protections of 11 U.S.C. (S) 363(m).

     4. The Settlement and the Settlement Conveyance are approved on the terms set forth in Section 5.13 and Exhibit A of the Plan, and the conveyance of property to be conveyed thereby (which is described in Exhibit 3 attached hereto) is approved and authorized, with such conveyance to be free and clear of all liens, security interests, and encumbrances, which shall be satisfied pursuant to the terms of the Plan. Specifically, but without limitation, such conveyance shall be free and clear of the interests described in paragraph 2 of this Order.

     5. Seymour Cray is a good faith purchaser of the property which is the subject of the Settlement Conveyance and is entitled to the protections of 11 U.S.C. (S) 363(m).

     6. Upon the Effective Date of the Plan, the Liquidating Trustee thereunder shall be vested with all of the powers granted by the Plan.

     7. All objections to confirmation of the Plan and the conveyances contemplated thereby not otherwise settled or withdrawn are hereby overruled.

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     8.   The filing of the Plan and the entry of this Order shall be deemed to have satisfied any requirement under Rule 6004(f)(1), Fed.R.Bankr.P., that the Debtor file any itemized statement of property sold, name of purchaser and price received regarding the conveyance of any of the assets to be conveyed pursuant to the Plan.

     9. This Order shall take effect immediately and to the extent permitted by applicable law shall not be automatically stayed pursuant to Rule 7062, Fed.R.Bankr.P., or otherwise.

     DATED:  May ___, 1996.

                                    BY THE COURT:



                                    ______________________________
                                    CHARLES E. MATHESON
                                    UNITED STATES BANKRUPTCY JUDGE












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